PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

PETROLEUM DEVELOPMENT CORPORATION

AND

MARATHON OIL COMPANY

CSOC and Puckett Lease Acreage

Dated July 20, 2006

Effective As Of July 1, 2006

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made as of this 20th day of July, 2006, by and between PETROLEUM DEVELOPMENT CORPORATION, a Nevada corporation, whose address is P.O. Box 26, 103 E. Main Street, Bridgeport, West Virginia 26630, ("PDC") and MARATHON OIL COMPANY, an Ohio corporation, whose address is 5555 San Felipe Street, Houston, Texas 77056, ("Marathon").

WHEREAS, PDC desires to sell, and Marathon desires to purchase, all of PDC's right, title, and interest in and to certain properties described in Exhibit "A" hereto, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1                     Real Property.  PDC will convey to Marathon all of PDC's right, title and interest in and to the Assets, as defined below.

(a) the oil and gas leases described in Exhibit "A" insofar and only insofar as the leases cover the lands and depths (where a depth limitation is set forth) described in Exhibit "A" (the "Leases");

(b) all licenses, permits, authorizations and contract rights directly associated with the Leases, including but not limited to unitization agreements, operating agreements, rights of way, easements, and surface use agreements and leases only insofar as, (i) the same are not subject to restrictions on transfer and (ii) assignment from PDC to Marathon does not limit the rights of PDC to use the same for its own operations related to leases and lands in the same area as the Leases ("Ancillary Rights); and

(c) the agreements described in Exhibit C (i) insofar and only insofar as such agreements cover the Leases; (ii) only as to rights that may be exercisable by Marathon after the Effective Date and obligations which are assumed by Marathon after the Effective Date; and (iii) excluding any agreements containing restrictions on transfer by PDC ("Ancillary Agreements").

"Assets" mean, collectively, the Leases, Ancillary Rights and Ancillary Agreements.  Whenever the term "Leases" is used in this Agreement, it shall refer to the Leases only insofar as the Leases cover the lands (including any depth limitation) described on Exhibit "A" (the "Lands").  Leases from Chevron U.S.A. Inc., as lessor, are sometimes referred to as the Chevron Leases or a Chevron Lease.

1.2                     Records.  PDC shall provide to Marathon copies of PDC's files, records, data and information pertaining to the Leases, Ancillary Rights and Ancillary Agreements, but excluding the following:  (i) all information and data under contractual or legal restrictions against assignment or disclosure, (ii) all information subject to a privilege, including all of PDC's legal files, (iii) records and files relating to PDC's employees; (iv) PDC's computer programs and software; and (v) all other files and records which PDC is prohibited from assigning, conveying, or delivering to Marathon due to third party restrictions, non-waived confidentiality provisions, or legal prohibitions (the "Records").

1.3                     Reserved Easement Rights.  As to each Lease and the Ancillary Rights, PDC reserves concurrent rights, privileges and easements under the Leases and Ancillary Rights as to the Lands hereby assigned useful for PDC's operations on leases and lands in the same area as the Leases, to the extent such reserved rights do not unreasonably interfere with Marathon's development of the Leases.  As to any jointly used easements, the parties will agree upon the sharing of maintenance costs and obligations, as necessary.

1.4                     Cash Payment from Marathon to PDC.  As consideration for the conveyance of the Leases to Marathon, Marathon shall pay PDC at Closing the sum of Three Hundred Fifty-Three Million Six Hundred Thousand Dollars ($353,600,000.00) (the "Cash Payment"), by wire transfer of immediately available funds in the amounts and to the accounts set forth below:

Amount:	$300,000,000
Bank:	JPMorgan Chase Bank, N.A., New York, NY
ABA #:
Account #:
Account Name:	J.P. Morgan Property Exchange Inc.
Re:

Amount:	$53,600,000
Bank:	JPMorgan Chase Bank, N.A., Columbus, Ohio
ABA #:
Account #:
Account Name:	Petroleum Development Corporation

1.5                     Effective Date.  The Effective Date of the conveyance of the Leases from PDC to Marathon shall be July 1, 2006, 7:00 a.m. at Garfield County, Colorado.

1.6                     Assumed Obligations. As of the Effective Date Marathon accepts and assumes all obligations and liabilities, to the extent of the interest assigned to it, related to the Assets insofar only as the same pertain to the Lands, and hereby agrees to protect, indemnify, and defend PDC from and against any and all costs, expenses, losses, claims, demands, suits, liabilities, and causes of action relating thereto which arise from Marathon's operations or ownership of the Leases on and after the Effective Date, including but not limited to:

(a)         the proper plugging and abandonment of any and all wells drilled after the Effective Date on or pursuant to the Leases;

(b)         the removal of any equipment, structures, pipe lines, materials, flow lines and other personal property of whatsoever nature or kind related to or associated with operations conducted on or pursuant to said wells on and after the Effective Date;

(c)         the performance of all obligations, including but not limited to surface and sub-surface environmental remediation and surface restoration and cleanup, applicable to or imposed on the lessee, owner or operator of the Leases, surface use agreements, and other applicable agreements, or as required by applicable laws, rules and regulations related to or pertaining to the Leases, arising from operations or ownership of the Leases on and after the Effective Date.

1.7                     Access to Wells and Records.

(a)         PGR Agreement.  Pursuant to a Purchase and Sale Agreement between Petroleum Development Corporation, as Seller, and Piceance Gas Resources, LLC ("PGR"), as Buyer, dated effective January 24, 2005, PDC agreed to provide PGR with well access and information related to wells drilled by PDC on the Chevron Leases.  Marathon shall furnish PGR, its successors and assigns, or at the request of PDC, directly to PDC, access to the wells and the information outlined on Exhibit "B" for wells drilled by Marathon on the Chevron Leases.  If Closing occurs hereunder, PDC agrees to provide to Marathon copies of all well information received from PGR, either before or after Closing, pursuant to the referenced Purchase and Sale Agreement, unless and until Marathon succeeds to the right to receive such information directly from PGR and subject to pre-existing confidentiality restrictions.  PDC agrees to work with Marathon to establish the right for Marathon to acquire well data directly from PGR.

(b)         Chevron Consent to Assign.  Within two (2) weeks of the completion of any well on the Chevron Leases drilled by Marathon, Marathon shall deliver to Chevron Shale Oil Company, a division of Chevron U.S.A. Inc., and to PDC electronic formats of all information relating to such operations, including but not limited to daily drilling reports and logs, well tests, completion data, and pressure tests, cores and samples obtained in connection with such operations.  Likewise, within two (2) weeks of the completion of any well on the Chevron Leases drilled by PDC, PDC shall deliver to Chevron Shale Oil Company, a division of Chevron U.S.A. Inc., and to Marathon electronic formats of all information relating to such operations, including but not limited to daily drilling reports and logs, well tests, completion data, and pressure tests, cores and samples obtained in connection with such operations.

1.8                     Excluded Property.  All of PDC's right title and interest in and to any agreement or rights related to gathering, transporting, treating, processing, selling and otherwise marketing oil, gas and associated hydrocarbons shall be excluded from the conveyance of the properties described in Section 1.1 of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES BY PDC

PDC represents and warrants as of the date of this Agreement and as of the Closing Date that:

2.1                     Organization, Existence and Authorization.  PDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is qualified as a foreign entity to do business in the State of Colorado.  It has all power and authority necessary to own the Leases and to carry out its business as presently conducted.  The execution, delivery and performance of this Agreement are within its power, have been duly authorized by all necessary actions, and do not contravene or constitute a default or require the further consent or waiver of a preferential right to purchase by any person or entity under any provision of applicable law or regulation or of any articles of incorporation, by-laws, partnership agreement or any other agreement, judgment, injunction, order, decree or other instrument binding upon PDC or to which any of the Leases is subject, except for any requirements for consent to assign contained in the Leases.  The execution, delivery and performance of this Agreement by PDC require no consent or approval of, or filing with, any governmental body, agency or official, other than any usual post-closing approvals by governmental entities customary in the oil and gas industry.  This Agreement has been duly authorized and executed by, and constitutes a valid and binding agreement upon PDC, enforceable in accordance with its terms.

2.2                     Other Representations and Warranties.

(a)         Title.  PDC's interest in the Leases is free and clear of all Title Defects arising by, through and under PDC, but not otherwise.  PDC and its successors and assigns shall warrant and forever defend all and singular PDC's interest in the Leases against every person whomsoever lawfully claiming them or any part thereof, by, through and under PDC, but not otherwise.

(b)         Preferential Rights to Purchase and Consents.  There are no preferential rights to purchase PDC's interest in the Leases.  There are no third party consents to assign required for this transaction except those consents to assign contained in the Chevron Leases ("Chevron Consent to Assign").

(c)         Litigation, Proceedings and Claims.  To PDC's knowledge, there are no claims, demands, actions, judgments, suits or alternative dispute resolution proceedings pending or threatened that would result in impairment or loss of PDC's title to the Leases, that impedes or is likely to impede PDC's ability to consummate the transaction contemplated by this Agreement and to assume the liabilities to be assumed by PDC under this Agreement or that would require a material change in the Leases or Material Agreements.

(d)         Taxes.  PDC has paid in full when due all taxes, assessments and levies of whatever kind by any governmental authority or agency, assessed against the Leases, and has properly completed and timely filed all tax reports or returns required to be filed with respect to the Leases, with any federal, state, or local governmental body or authority or, if not so timely filed, all appropriate penalties with respect to same have been assessed and paid.

(e)         Compliance with Laws and Agreements.  To PDC's knowledge, PDC has substantially complied with all contracts and agreements relating to the Leases.  To PDC's knowledge, PDC is in compliance with all laws, rules and regulations of all federal, state or local entities which have jurisdiction over the Leases, including, but not limited to all environmental regulations and laws.

(f)         Costs.  PDC has paid or will pay all costs and expenses for work performed on or for the benefit of the Leases prior to the Effective Date.

(g)         Mortgages and Other Instruments.  Neither the performance of this Agreement, nor the consummation of the transaction contemplated by it, will cause a breach of any of the terms and conditions, or will result in the creation or imposition of any lien upon the Leases or the production of oil, gas or other minerals from them pursuant to the terms of any agreement or other instrument to which PDC is a party or by which it is bound.

(h)         Liens and Encumbrances.  The Leases will be transferred and conveyed free and clear of all liens and encumbrances, except liens for taxes not delinquent, and encumbrances which do not materially and adversely affect the ownership or use of such Leases.

(i)         Gas Imbalances.  There are no imbalances which allow any party not a party to this Agreement to make up production at any time after the Effective Date, whether under any operating agreement, gas balancing agreement, gas transportation agreement, storage agreement or any other similar agreement relating to the Leases, or otherwise.

(j)         Sales Contracts.  There are no contracts or agreements for the sale of hydrocarbons and other products from the Leases for a term in excess of 30 days to which PDC is a party, and no person has any call upon, option to purchase or similar rights with respect to the Leases or production therefrom.

(k)         Brokers.  PDC has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transaction contemplated by this Agreement for which Marathon shall have any responsibility whatsoever.

(l)         Prepayment or Related Arrangements.  PDC has not entered into any arrangement under which Marathon will be obligated, by virtue of a prepayment arrangement, gas balancing arrangement, production payment, or any other arrangement, to deliver hydrocarbons from the Leases at some future time without then or thereafter receiving full payment therefor.

(m)         Tax Partnership.  No portion of the Leases has been committed to an area currently covered by a tax partnership or is subject to any agreement (whether formal or informal, written or oral) deemed by any state or federal tax statute, rule or regulation to be or to have created a tax partnership.

(n)         Material Agreements.  Other than as set out on Exhibit "C", PDC has not entered into any Material Agreements relating to ownership or operation of the Leases which will be binding upon Marathon on or after the Effective Date.  As used herein, "Material Agreement" means any agreement which would (i)  obligate or bind Marathon to incur any monetary liability in excess of fifty thousand dollars ($50,000.00), (ii) affect the termination provisions of the Leases, or (iii) change the terms of any agreement listed on Exhibit C insofar as the same pertains to the Leases.

(o)         Disclaimer.  Other than the representations and warranties made in this Article II, PDC makes no other representations or warranties whatsoever concerning the Leases, and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Marathon, including, but not limited to, any information contained in PDC's Records, or any opinions, information or advice provided to Marathon by any officer, stockholder, director, employee, agent, consultant or representative of PDC.  MARATHON ACKNOWLEDGES THAT PDC HAS NOT MADE, AND PDC HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO:  (a) THE CONDITION OF THE LEASES (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OR MATERIALS), (b) ANY INFRINGEMENT BY PDC OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, AND (c) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO MARATHON BY OR ON BEHALF OF PDC (INCLUDING WITHOUT LIMITATION, WITH RESPECT TO GEOLOGICAL OR GEOPHYSICAL DATA, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING).

ARTICLE III

REPRESENTATIONS AND WARRANTIES BY MARATHON

Marathon represents and warrants as of the date of this Agreement and as of the Closing Date, that:

3.1                     Organization, Existence and Authorization.  Marathon is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio, and is duly qualified to do business as a foreign entity in the State of Colorado.  The execution, delivery and performance of this Agreement are within its power, have been duly authorized by all requisite corporate or other necessary action, and do not contravene or constitute a default or require the further consent of any person under any provision of any applicable law or regulation or of any articles of incorporation or partnership agreement or of any agreement, judgment, injunction, order, decree or other instrument binding upon Marathon. The execution, delivery and performance of this Agreement require no consent or approval of, or filing with, any governmental body, agency or official, other than any usual post-closing approvals by governmental entities customary in the oil and gas industry.  This Agreement has been duly authorized and executed by, and constitutes a valid and binding obligation upon Marathon enforceable in accordance with its terms.

3.2                     Brokers.  Marathon has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transaction contemplated by this Agreement for which PDC shall have any responsibility whatsoever.

3.3                     Marathon's Compliance With Laws and Agreements.  Marathon, prior to Closing, will have met all of the requirements under applicable local, state and federal law to accept assignment of the Leases, and is not otherwise prevented from having the Leases transferred to it, and is properly authorized to operate said Leases and to do business in the state of Colorado.  These requirements include, but are not limited to, the acquisition of bonds, letters of credit or other evidence of financial security or any other requirements of the appropriate regulatory agencies.

3.4                     Further Distribution.  Marathon is acquiring the Leases for its own account and not with the intent to make a distribution thereof within the meaning of the Security Act of 1933 and the rules and regulations pertaining to it, or to make a distribution thereof in violation of any applicable securities laws.

3.5                     Environmental Condition of the Leases.  Marathon has inspected the Leases and PDC's Records for all purposes, including without limitation for the purpose of detecting the presence of asbestos and the presence and concentration of naturally-occurring radioactive materials ("NORM"), and has satisfied itself as to the environmental condition of the Leases.

ARTICLE IV

CONDUCT OF BUSINESS PRIOR TO CLOSING

4.1                     Operation of the Assets.  From the date of this Agreement until the Closing Date, PDC:

(a)         shall maintain the Assets in a good and workmanlike manner and shall pay or cause to be paid all costs and expenses incurred in connection with the Assets;

(b)         shall cause the Assets to be kept in full force and effect, and shall comply with all of the covenants contained in the Assets;

(c)         shall promptly notify Marathon in writing of any claim, demand, suit, action, inquiry, or other proceeding or matter which may adversely affect the Assets, of which PDC becomes aware;

(d)         shall not commence or participate in any operation on the Leases anticipated to cost in excess of Twenty-Five Thousand Dollars ($25,000.00) gross, except emergency operations, operations required under presently existing contractual obligations, and operations undertaken to avoid any penalty provision of any applicable law, regulation, agreements or order;

(e)         shall not convey or dispose of any part of the Assets; and

(f)         shall not enter into any agreement, except those contemplated or necessary for the day-to-day maintenance of the Leases, which would affect the Leases or constitute a burden or encumbrance on the Leases, without the prior written consent of Marathon.

ARTICLE V

DUE DILIGENCE REVIEW AND APPLICABLE NOTICE AND REMEDIES

5.1.1.      Access to Records.  Prior to Closing, PDC will make the Records, files, and documents in its possession pertaining to the Leases available to Marathon for Marathon's examination. PDC MAKES, AND HAS MADE, NO WARRANTY OF ANY KIND AS TO THE CORRECTNESS, COMPLETENESS, OR SUITABILITY FOR ANY PURPOSE OF THE RECORDS, FILES, AND DOCUMENTS SO FURNISHED, AND MARATHON AGREES THAT ANY CONCLUSIONS WHICH MARATHON MAKES FROM SUCH RECORDS, FILES AND DOCUMENTS SHALL HAVE BEEN THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.  MARATHON FURTHER DISCLAIMS AND WAIVES ANY RIGHT, CLAIM, OR CAUSE OF ACTION AGAINST PDC BASED UPON ANY ALLEGATION THAT PDC'S RECORDS, FILES, AND DOCUMENTS WERE NOT CORRECT, COMPLETE, OR SUITABLE FOR MARATHON'S PURPOSES.

5.1.2.      Access to Properties.  PDC hereby consents to Marathon conducting, upon advance notice to PDC, at Marathon's sole risk and expense, on site inspections and an environmental assessment of the Leases.  Any information learned by Marathon in connection with its on-site inspection and an environmental assessment of the Leases shall be deemed to be confidential and proprietary to PDC, and Marathon agrees that all such information is subject to the provisions of Section 5.1.3.  In connection with the granting of such access, Marathon represents that it is adequately insured and, except to the extent caused by PDC's gross negligence or willful misconduct, waives, releases and agrees to indemnify PDC and PDC's representatives from and against all liabilities, obligations, losses, claims for injury to, or death of, persons or for damage to property arising in any way from the access afforded to Marathon hereunder or the activities of Marathon.  This waiver, release and indemnity by Marathon shall survive termination of this Agreement.

5.1.3.      Confidentiality.  All data and information obtained from PDC in connection with this transaction whether before or after the execution of this Agreement, including data and information generated by Marathon in connection with this transaction (collectively, the "Information") is deemed by the parties to be confidential and proprietary to PDC.  Marathon shall take reasonable steps to ensure that Marathon's employees, consultants and agents comply with the provisions of this Section 5.1.3.  Until Closing, except as required by law, Marathon and its officers, agents and representatives will hold in strict confidence the terms of this Agreement and all Information, except any Information which:  (i) at the time of PDC's disclosure to Marathon is in the public domain; (ii) after PDC's disclosure to Marathon becomes part of the public domain by publication or otherwise, except by Marathon's breach of this commitment; (iii) Marathon can establish by competent proof that Marathon was rightfully in its possession at the time of PDC's disclosure to Marathon; (iv) Marathon rightfully receives from third parties free of any obligation of confidence; (v) is disclosed to Marathon's consultants, investors and lenders who similarly agree to protect the confidentiality of such Information and agree to use such Information only for their due diligence evaluation of the Leases; or (vi) is developed independently by Marathon, provided that the person or persons developing the Information shall not have had access to the Information.  The terms of this Section 5.1.3 shall survive termination of this Agreement for a period of five years from the Effective Date.

5.1.4.      Return of Information.  If this transaction does not close on or before the Closing Date, Marathon shall return to PDC all copies of the Information received from PDC and all copies of such information generated by Marathon in the possession of Marathon obtained pursuant to any provision of this Agreement.  The terms of this Section 5.1.4 shall survive termination of this Agreement.

5.1.5.      Title Defects.  For the purpose of this Agreement, a "Title Defect" shall mean any deficiency in one or more of the following respects, to-wit:

(a)         PDC's title, as to one or more of the Leases is subject to an outstanding mortgage, deed of trust, lien or encumbrance not set out on the Exhibits to this Agreement;

(b)         PDC owns a net revenue interest different from that shown on Exhibit "A", or is obligated to bear a share of the cost of operations different from the working interest shown on Exhibit "A" without a corresponding difference in the net revenue interest; or

(c)         PDC's rights and interests are subject to being reduced by virtue of the exercise by a third party of a reversionary back-in, preferential right or other similar right not shown on the Exhibits to this Agreement.

5.2                     Environmental Information.  PDC and Marathon shall keep any and all data or information acquired by Marathon's inspection of the environmental condition of the Leases, and results of all analyses of such data and information, strictly confidential, and shall not disclose the same to any person or agency without prior written approval of the other, except if such disclosure is required by law or by order of a court or a regulatory agency.  The foregoing obligation of confidentiality shall survive Closing, or termination of this Agreement, as applicable, for a period of five (5) years from the Effective Date.

ARTICLE VI

PROCEEDS, ROYALTY OBLIGATIONS, EXPENSES AND TAXES

6.1                     Royalty Obligations; Expenses.  Marathon shall be responsible for the payment of all royalty obligations, operating expenses and capital expenses attributable to Marathon's interest in the Leases on and after the Effective Date.

6.2                     Transfer Taxes.  Marathon shall bear the cost of all applicable sales taxes, real property transfer taxes, and other taxes (other than income taxes) payable as a result of the transfer of the Leases.  If at any time after the Closing, PDC or any affiliate shall become liable for taxes for which Marathon is responsible under this paragraph, Marathon shall promptly reimburse PDC or such affiliate for such taxes and related costs, including any penalties and interest thereon assessed by any governmental authority relating thereto.

6.3                     Other Taxes.  All other taxes on the ownership or operation of the Leases, including real estate taxes other than transfer taxes, personal property taxes, ad valorem taxes and severance or production taxes (but excluding income and franchise taxes), which are imposed for or with respect to periods or portions of periods before the Effective Date shall be the burden of PDC and all such taxes imposed for or with respect to periods or portions of periods after the Effective Date shall be the burden of Marathon.  Ad valorem taxes shall be prorated as of the Effective Date.  Any party which pays any such taxes which are the responsibility of the other shall be entitled to prompt reimbursement upon issuance to the responsible party of evidence of such payment.

ARTICLE VII

CLOSING

7.1                     Date and Place of Closing.  Closing of the transaction contemplated herein shall take place at Marathon's offices on July 21, 2006, (the "Closing Date" or "Closing") unless otherwise mutually agreed to by the parties.

7.2                     Conditions to Closing.

(a)         Conditions to Obligation of Marathon to Close. The obligations of Marathon to be performed at Closing are subject to the satisfaction of the following conditions by PDC, any one or more of which may be waived in whole or in part by Marathon:

(i)                     Representations and Warranties. The representations and warranties of PDC set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

(ii)                Performance of Obligations of PDC.  PDC shall have performed in all material respects all conditions required to be performed by it under this Agreement prior to or on the Closing Date.

(iii)           Necessary Consents and Waivers.  PDC shall have obtained all governmental and other third party consents, waivers, or other actions necessary to the consummation of the transaction contemplated by this Agreement, required to be obtained by it as seller and except as are customarily obtained in the oil and gas industry after closing.

(iv)                Litigation.  No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain or prohibit the transaction contemplated by this Agreement.

(v)                     No Violations.  The Closing shall not violate any order or decree of any court or governmental body having competent jurisdiction.

(b)         Conditions to Obligation of PDC to Close.; The obligations of PDC to be performed at Closing are subject to the satisfaction of the following conditions by Marathon, any one or more of which may be waived in whole or in part by PDC:

(i)                     Representations and Warranties.  The representations and warranties of Marathon set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

(ii)                Performance of Obligations of Marathon.  Marathon shall have performed in all material respects all conditions required to be performed by it under this Agreement prior to or on the Closing Date.

(iii)           Necessary Consents and Waivers.  Marathon shall have obtained all governmental and other third party consents, waivers, or other actions necessary to the consummation of the transaction contemplated by this Agreement, required to be obtained by it as buyer and except as are customarily obtained in the oil and gas industry after closing.

(iv)                Litigation.  No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain or prohibit the transaction contemplated by this Agreement.

(v)                     No Violations.  The Closing shall not violate any order or decree of any court or governmental body having competent jurisdiction.

7.3                     Closing Obligations.  At Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)         PDC shall execute, acknowledge and deliver to Marathon an assignment substantially in the form set forth in Exhibit "D" (the "Assignment") and such other instruments of transfer and assignment necessary to convey the Assets to Marathon.

(b)         PDC shall deliver, and Marathon shall take, exclusive possession of the Leases.

(c)         PDC and Marathon shall execute, acknowledge and deliver such other instruments and take such other action as may be necessary to carry out their respective obligations under this Agreement.

(d)         PDC shall deliver to Marathon a resolution of the board of directors of PDC authorizing PDC to sell and convey the Assets to Marathon as contemplated by this Agreement.

(e)         Marathon shall pay to PDC the Cash Payment by wire transfer to the account as directed by PDC.

7.4                     Facsimile Signatures.  Execution of all Closing documents described in Section 7.3 of this Agreement may be evidenced by facsimile signatures with originally executed Closing documents to be delivered by and to each party promptly following Closing.

ARTICLE VIII

TERMINATION OF AGREEMENT

This Agreement may be terminated prior to the Closing Date by:

(a)         Either party hereto, if consummation of the transaction contemplated hereby would violate any non-appealable final order by any court or governmental body having competent jurisdiction;

(b)         Either party hereto, if prior to Closing, any legislation which would have the effect of prohibiting or making unlawful the acquisition or ownership of the Leases by Marathon or the conveyance or trade of the Leases by PDC, has been enacted into law.

(c)         Either party hereto, if consents to assign required under the terms of the Chevron U.S.A. Inc. Leases are not obtained prior to Closing.

(d)         Mutual agreement of PDC and Marathon.

(e)         If this Agreement is terminated pursuant to the provisions of this Article, this Agreement shall become null and void and have no force or effect, without any liability on the part of either party or any of its directors, officers, employees or stockholders.  PDC shall be entitled to enjoy the benefits of full ownership and possession of the Leases, without interference by Marathon.

ARTICLE IX

POST-CLOSING OBLIGATIONS

9.1                     Further Assurances.  After Closing, PDC shall execute and deliver to Marathon all such instruments, notices, and other documents, and shall do all such other acts not inconsistent with this Agreement as may reasonably be necessary or advisable to carry out its obligations under this Agreement or to more fully assure Marathon, its successors and assigns, of the respective rights, titles, interests and estates herein provided to be assigned and conveyed by PDC to Marathon at Closing.

9.2                     Recording.  At its own cost, Marathon shall promptly record the Assignment in Garfield County, Colorado.  Marathon shall provide PDC with a complete and accurate photocopy of all the recorded documents within a reasonable time after their recording.

9.3                     Publicity and Press Releases.  For one (1) year from the date of this Agreement, PDC and Marathon shall consult with each other regarding all publicity and press releases concerning this Agreement and the transaction contemplated hereby and, except as required by applicable law or rules or regulations of any governmental body or stock exchange, neither party shall issue any publicity or press release without the prior written consent of the other.

9.4                     Surface Use, Rights-of-Way and Water.

(a)         PDC shall assign or license non-exclusive rights to Marathon to utilize existing rights-of-way to obtain access to the Leases provided that such rights are assignable and do not limit the rights of PDC to use such rights for its own operations related to leases and lands in the same area as the Leases.

(b)         Marathon's share of the cost of construction of the Garden Gulch Road, as provided for in Letter Agreement dated January 17, 2005, between ChevronTexaco Shale Oil Company and PDC, shall be limited to the lesser of Twenty-Five Percent (25%) of the actual total costs incurred (less "off the top" amounts paid by Chevron Oil Shale Company) and Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00).  Following construction of the Garden Gulch Road, Marathon shall be responsible for paying Twenty-Five Percent (25%) of the annual maintenance and operating costs for the Garden Gulch Road.

(c)         PDC and Marathon shall endeavor to work cooperatively with regard to obtaining water and/or water rights for use in development of and operations on the Leases and Lands.

9.5                     PDC Obligation Wells.

(a)         "Chevron Consent Letter" means the Letter Agreement dated July 19, 2006 by and between Chevron Shale Oil Company, a division of Chevron U.S.A. Inc., Petroleum Development Corporation and Marathon Oil Company.

(b)         PDC agrees, at its sole cost, risk and expense, to spud five (5) wells by December 31, 2007, five (5) wells by December 31, 2008 and six (6) wells by December 31, 2009 on Lands covered by the Chevron Leases at locations mutually agreeable to PDC and Marathon ("PDC Obligation Wells"), and diligently drill each such well to a depth adequate to test the Williams Fork member of the Mesaverde formation, and either complete same as a well capable of production of oil and/or gas in paying quantities as defined in the Chevron Consent Letter or plug and abandon same as a dry hole  ("PDC Drilling Obligation").  Provided, prior to plugging and abandoning any well drilled under this provision, PDC shall notify Marathon, and Marathon will have forty-eight (48) hours, exclusive of Saturdays, Sundays and holidays, to elect to take over the well and the drilling rig on the well in order, at Marathon's sole cost, risk and expense, to drill the well deeper, sidetrack the well or drill a substitute well to achieve a well capable of production of oil and/or gas in paying quantities as defined in the Chevron Consent Letter.  If Marathon takes over a well in this circumstance, then PDC shall not be entitled to an assignment in connection with such well; however, such well will qualify as one (1) of the sixteen (16) PDC Obligation Wells required under this section.  Wells drilled over and above the annual minimum requirement will be credited against the next year's well requirement, if any.

(c)         Upon satisfaction of PDC's Drilling Obligation as to any PDC Obligation Well, Marathon shall execute an assignment substantially in the form set forth in Exhibit E to PDC, assigning the Chevron Lease on which the applicable PDC Obligation Well is located, and the Ancillary Rights and Ancillary Agreements, insofar and only insofar as the same cover the spacing unit for the applicable PDC Obligation Well, limited, however, to the wellbore of such PDC Obligation Well.  All rights of PDC to assignment of the wellbores of PDC Obligation Wells and associated leasehold, rights and agreements shall be superior to all liens, encumbrances, debts, judgments, claims, overriding royalty interests, production payments, other burdens on production and other obligations created or incurred by Marathon.

(d)         For each well that PDC fails to spud in accordance with the schedule outlined in Section 9.5(b) of this Agreement and diligently pursue drilling as required in such Section 9.5(b), PDC will promptly pay Marathon the amount of One Million Six Hundred Thousand Dollars ($1,600,000.00) as liquidated damages ("Liquidated Damages Payment") as Marathon's sole and exclusive remedy for PDC's failure to timely spud a PDC Obligation Well.  PDC and Marathon agree that Marathon's damages if PDC fails to drill a PDC Obligation Well are difficult to measure and both PDC and Marathon agree that the amount of the Liquidated Damages Payment bears a reasonable relationship to and is a reasonable estimation of such damages.

(e)         Marathon shall have the right at any time to terminate in writing PDC's obligation to drill and right to receive an assignment for any PDC Obligation Well not drilled at the time such notice of termination is given.  Due to the Cash Payment adjustment made in contemplation of PDC's drilling all sixteen (16) PDC Obligation Wells, in the event Marathon gives notice of termination under this paragraph (e), then promptly following such notice, Marathon will pay to PDC Four Hundred Thousand Dollars ($400,000) for each of the undrilled PDC Obligation Wells.

(f)         PDC assumes the obligation in the Chevron Consent Letter to drill a Dakota test well (and substitute test well, if required) on either the Leases or on other leases owned by PDC, and the related acquisition of a Mancos core.  If a required Dakota test well is drilled, at PDC's election, on the Leases, PDC shall utilize the surface location and wellbore of a PDC Obligation Well to satisfy the Dakota test obligation in the Chevron Consent Letter.  In the event such Dakota test well is drilled on the Leases, Marathon shall execute an assignment substantially in the form of Exhibit E to PDC, assigning the Lease on which the Dakota test well is located, and the Ancillary Rights and Ancillary Agreements, insofar and only insofar as the same cover the spacing unit for such Dakota test well, limited, however, to the wellbore of such Dakota test well.  In the event that the Dakota test well results in a well suitable for a water disposal well, PDC will be under no obligation to make such facility available to Marathon.

(g)          If PDC is rendered unable, in whole or in part, by force majeure to carry out its obligations under Section 9.5(a) of this Agreement for wells required to be spud by December 31, 2007, or wells required to be spud by December 31, 2008, PDC shall give Marathon prompt written notice of the force majeure with reasonably full particulars concerning the event of force majeure; thereupon, the obligations of PDC, insofar only as the same are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure; provided, however, that no obligation of PDC shall be suspended for a period in excess of twelve (12) months whether or not the event of force majeure continues.  In no event shall there be a suspension of PDC's obligation to spud six (6) wells by December 31, 2009.  PDC shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.  Force majeure includes an act of God, strike, lockout, or other industrial disturbance, permits for reasons beyond the control of PDC, act of public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, and any other cause, other than financial, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of PDC.

ARTICLE X

DISPUTE RESOLUTION

10.1                Methods of Resolution.  The parties shall attempt in good faith to resolve by agreement any claim or controversy arising out of or relating to this Agreement or an alleged breach thereof.

If the claim or controversy is not resolved by agreement within thirty (30) days from receipt by a party of the other party's written notice of such claim or controversy ("Notice"), the parties shall attempt in good faith to resolve the claim or controversy in accordance with the Commercial Mediation Rules of the American Arbitration Association ("AAA").  If the parties are unable to agree on the appointment of a mediator within forty-five (45) days from the receipt of the Notice, the parties shall request the AAA to appoint a mediator.

If the claim or controversy is not resolved by mediation within ninety (90) days from the receipt of the Notice, it shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the AAA, by a sole arbitrator who shall be knowledgeable in oil and gas transactions, chosen by mutual agreement of the parties.  Failing such agreement, the selection of such arbitrator shall be made by the AAA at the request of the parties.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The place of arbitration shall be Denver, Colorado. The arbitrator shall not be the same person who previously served as the mediator.

10.2                Waiver of Certain Damages.  Both parties hereby waive and agree not to seek consequential, punitive or special damages with respect to any claim or controversy arising out of or relating to this Agreement or an alleged breach thereof.  This article shall survive Closing.

ARTICLE XI

MISCELLANEOUS

11.1                Use of PDC's Name.  Within thirty (30) days after Closing, Marathon shall remove or cause to be removed any names and marks used by PDC and all variations and derivations thereof and logos relating thereto from the Leases and shall not thereafter make any use of those names, marks and logos in connection with operation of said Leases.

11.2                Survival.  All post-closing obligations and indemnities of PDC and Marathon shall survive Closing subject to the limitations set forth herein.  PDC's representations and warranties in Article II, and Marathon's representations and warrants in Article III shall survive Closing for eighteen (18) months from the date of this Agreement; provided, PDC's warranty of title shall be limited only as provided by law.

11.3                Disclaimer of Non-Asserted Warranties and Representations; Amendment and Modification.  Except as expressly set forth herein, neither party makes to the other any representation or warranty, expressed or implied, of any kind whatsoever.  This Agreement may not be modified, supplemented or changed in any respect except by a writing duly executed by both parties hereto.

11.4                Descriptive Headings and Exhibits.  The headings of the articles, sections, paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.  All references herein to Exhibits are to the Exhibits attached to and made a part of this Agreement.

11.5                Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, excluding, however, any provision of Colorado law which would otherwise require the application of the law of a different jurisdiction.

11.6                Binding Effect; Assignment.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties, and their successors and permitted assigns.  Neither this Agreement, nor any rights hereunder, shall be assigned by either party without the prior written consent of the other.

11.7                Notices.  All notices, disclosures and other communications required or permitted hereunder shall be in writing and shall be delivered as follows:

If to Marathon:
Attn:     Mr. Douglas E Brooks
Address:  5555 San Felipe

          Houston, Texas 77056
Phone:    713.296.3808
Fax:      713.296.2672

E-mail:   dbrooks1@marathonoil.com

If to PDC:
Attn:     Mr. Eric Stearns
Address:  103 East Main Street
          Bridgeport, West Virginia  26330
Phone:    304.842.3597
Fax:      304.842.0913

11.8                Taxes.  Neither party makes any warranty of any tax treatment which might be afforded the other under this Agreement.

11.9                Invalid Provisions.  Should any of the provisions of this Agreement, or portions thereof, be found invalid or unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall nonetheless remain in full force and effect.

11.10           No Partnership Created.  The parties do not intend that this Agreement create (and it shall not be construed to create) a joint venture, partnership or any type of association.  Neither party is authorized to act as agent or principal for the other with respect to any matter related hereto.

11.11           Non-Waiver of Defaults.  No waiver by either party of one or more defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other default or defaults, whether of a like or different character.

11.12           Counterpart Execution.  This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.  Execution of this Agreement may be evidenced by facsimile signatures with originally executed Agreements to be delivered by and to each party promptly following execution of this Agreement.

11.13           Preparation of Agreement.  This Agreement was prepared jointly by the parties, each with equal bargaining power, and not by either to the exclusion of the other.

11.14           Complete Agreement.  This Agreement sets forth the entire agreement of the parties, and supersedes any and all prior agreements or understandings, whether oral or written, between the parties pertaining to the subject matter identified in this Agreement.  The provisions hereof are contractual and not mere recitals.  In signing this Agreement, neither party has relied upon any statement or representation which is not expressly contained herein and is not relying upon any oral statement or representation pertaining to this matter made by the other or by anyone in privity with or representing the other party.  By the signatures set forth below, the parties acknowledge that they have read this Agreement, that they understand the terms and conditions set forth herein, and that they will abide by those terms and conditions.

11.15           Knowledge. As used throughout this Agreement, the term "knowledge", whether written in lower or upper case, means the actual knowledge by the officers or employees of PDC involved at a non-field level, regardless of office location, of any fact, circumstance or condition.

11.16           No Third-Party Beneficiaries.  This Agreement is intended only to benefit the parties hereto and their respective permitted successors and assigns.

11.17           No Merger.  There shall be no merger of this Agreement into the Assignment upon Closing.

11.18           Section 1031 Exchange.  PDC reserves the right to exchange the Assets for property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986 and the regulations promulgated thereunder.  PDC expressly reserves the right to assign its rights, but not its obligations, hereunder to a "qualified intermediary" as provided in Section 1.1031(k)-1(g)(4) of the U.S. Treasury Regulations on or before Closing.  Marathon agrees to take all actions reasonably required of it, including, but not limited to, executing and delivering documents, to permit PDC to effect the exchange described in this Section 11.18.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

Petroleum Development Corporation

By:  /s/ Eric R. Stearns
     Eric R. Stearns

Title: Executive Vice President,
       Exploration and Production

Marathon Oil Company

By:   Douglas E. Brooks

Title: Attorney in Fact